For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


          FIRST KEYSTONE ANNOUNCES 39% EARNINGS INCREASE


Berwick, Pennsylvania - April 30, 2002 - First Keystone
Corporation (OTC BB: FKYS), parent company of The First National
Bank of Berwick, today announced that earnings increased 39% in the first quarter of 2002.

Net income for the first quarter ended March 31, 2002, amounted to $1,672,000 as compared to $1,203,000 in the first quarter of 2001, an increase of 39%. Net income per share was $.59 in the first quarter of 2002 compared to $.42 in 2001.

J. Gerald Bazewicz, President and CEO of First Keystone Corporation, stated "Net interest income increased $863,000, or 30.6% in 2002 as a result of an improved net interest margin. In addition, increased non-interest income and continued control of non-interest expenses also contributed to the excellent first quarter earnings."

Total assets increased to $395,280,000 as of March 31, 2002, an increase of $13,760,000, or 3.6% over 2001. Total deposits increased $7,021,000 to $297,172,000 as of March 31, 2002.
Finally, stockholders' equity increased to $40,030,000 as of March 31, 2002, resulting in book value per share of $14.13.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


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